Exhibit 99.1

(Soligenix, Inc. Logo)

Soligenix Appoints Robert J. Rubin, MD, to its Board of Directors

Princeton, NJ – October 9, 2009 – Soligenix, Inc. (Soligenix or the Company), (OTC BB: SNGX), a late-stage biopharmaceutical company, announced today that Robert J. Rubin, MD, has been appointed to its Board of Directors.

Dr. Rubin has had a distinguished career in the healthcare industry and government. Among his industry positions, Dr. Rubin served as president of the national health policy and management consulting firm The Lewin Group, Inc. (purchased by Quintiles Transnational Corp. in 1996), and its predecessor organizations, from 1987 to 2001. He also served as Medical Director of ValueRx, a pharmaceutical benefits company. Among his government positions, Dr. Rubin served as Assistant Surgeon General in the United States Public Health Service, as well as the Assistant Secretary for Planning and Evaluation at the Department of Health and Human Services (DHHS). In this capacity, he served as the primary public policy advisor to the DHHS Secretary, particularly in the areas of healthcare, welfare, social security and social services.  Currently, he is a Clinical Professor of Medicine at Georgetown University's School of Medicine, a position he has held since 1995. He is also a practicing nephrologist and serves as a consultant to several large international healthcare companies.

Throughout his career, Dr. Rubin has published extensively and served on numerous boards. Dr. Rubin currently serves as Chair of the Research Council of the Institute for Health Technology Studies, as well as on their Board. Dr. Rubin earned his medical degree from Cornell University Medical College.

“We welcome Dr. Rubin to the Board of Soligenix,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “Dr. Rubin brings deep and diverse commercial and business healthcare policy expertise to Soligenix.  Additionally, his significant experience with mergers and acquisitions will be useful to us in both protecting and promoting shareholder value.”

About Soligenix, Inc.

Soligenix, Inc. (Soligenix), formerly known as DOR BioPharma, Inc., is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. Soligenix expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and an NIH-supported Phase 1/2 clinical trial of SGX201 in radiation enteritis in the second half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™ which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in healthy volunteers.  RiVaxTM will also be the subject of a recent $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including SGX201, orBec® and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's most recent reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540